Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Bridge Investment Group Holdings Inc.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	9,000,000 (2)	$7.29 (3)	$65,610,000	$147.60 per $1,000,000	$9,684.04
Total Offering Amounts					$65,610,000		$—
Total Fee Offsets (4)							$—
Net Fee Due							$9,684.04
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the Bridge Investment Group Holdings Inc. 2021 Incentive Award Plan (the “2021 Plan”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock.
(2)Represents 9,000,000 shares of Class A common stock available for future issuance under the 2021 Plan or that may become issuable under the 2021 Plan pursuant to its terms.
(3)Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the registrant's common stock as reported on the New York Stock Exchange on March 1, 2024, which date is within five business days prior to filing this registration statement.
(4)The Registrant does not have any fee offsets.